                                                                      Ortho 8K/A


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                   FORM 8-K/A


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 21, 1999
                                                        -----------------


                               THE SCOTTS COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                       OHIO                             1-11593                     31-1414921
          --------------------------------        --------------------      ----------------------------
           (State or other jurisdiction            (Commission File                (IRS Employer
                 of incorporation)                      Number)                 Identification No.)



                  14111 SCOTTSLAWN ROAD, MARYSVILLE, OHIO    43041
               ------------------------------------------------------
               (Address of principal executive offices)    (Zip Code)


        Registrant's telephone number, including area code (937) 644-0011
                                                           --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)





                        Index to Exhibits is on Page 19.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


     On January 21, 1999, the Scotts Company (the "Registrant") acquired substantially all of the non-Roundup assets of the Solaris Division of Monsanto Company ("Monsanto") in a privately negotiated transaction for $339.9 million, of which $39.9 million was based on Monsanto's estimate of the level of normalized working capital as of the closing date (the "Ortho Acquisition"). The exact amount of normalized working capital will be determined through a post-closing audit, and the purchase price is therefor subject to adjustment. The acquired assets include the Ortho(R), Green Cross(R), White Swan(R) and Defender(R) product lines, as well as formulation facilities in Fort Madison, Iowa and Corwen, United Kingdom. Monsanto used the property, plant and equipment included among the acquired assets for the production of consumer lawn and garden pesticides, fertilizers and growing media. The Registrant does not have any present intention to devote any material amount of the acquired assets to purposes other than the production of consumer lawn and garden pesticides, fertilizers and growing media. The Ortho Acquisition was financed through the private placement by the Registrant of $330 million aggregate principal amount of its 8.625% Senior Subordinated Notes and through revolving credit borrowings under the Registrant's credit agreement dated as of December 4, 1998, which provides for aggregate borrowings of up to $1.025 billion (the "New Credit Facility"). The identity of the financial institutions which are parties to the New Credit Facility has been omitted as contemplated under Item 2(a) of Form 8-K and filed separately with the Securities and Exchange Commission.


     The Asset Purchase Agreement dated as of November 11, 1998 between the Registrant and Monsanto includes various customary representations and warranties of the parties for transactions of this type and contains customary, limited carve-outs for materiality, knowledge and disclosed information. However, the indemnification provisions limit the Registrant's total exposure to assumed liabilities, disputes with the distributor of the product lines purchased from Monsanto and breaches of representation to $5 million in the aggregate.

     Pursuant to the Ortho Acquisition, the Registrant made offers to all but a very limited number of Ortho employees who work primarily in the Ortho business. The Registrant has also agreed to pay severance costs for U.S. employees based on Monsanto's severance policy. In return, Monsanto has agreed to reimburse the Registrant for half of the costs of such termination payments, up to a maximum of $5 million.

     In connection with the Ortho Acquisition, the Registrant and Monsanto have entered into a supply agreement covering the supply of glyphosate to the Registrant for use in non-Roundup(R) products that contain glyphosate and that are being sold to the Registrant in the Ortho Acquisition. The agreement guarantees the Registrant a long-term supply of glyphosate at a price competitive with that obtainable in the open market both now and after glyphosate ceases to be patented in the United States.

     On September 30, 1998, the Registrant entered into an Exclusive Agency and Marketing Agreement with Monsanto (as amended and restated on November 11, 1998, the "Roundup Marketing Agreement"). Pursuant to the Roundup Marketing Agreement, the Registrant became Monsanto's exclusive agent for the marketing and distribution of consumer Roundup(R) products in the consumer lawn and garden market within the United States and other specified countries, including, among others, Australia, Austria, Canada, France, Germany and the United Kingdom. In addition, if Monsanto develops new products containing glyphosate, the active ingredient in Roundup(R), or other non-selective herbicides, the Registrant has certain rights to market such products as well in the consumer lawn and garden market.

     Under the Roundup Marketing Agreement, the Registrant and Monsanto will jointly develop global consumer and trade marketing programs for Roundup(R), and the Registrant has assumed responsibility for sales support, merchandising, distribution and logistics. Monsanto will continue to own the consumer Roundup business and will provide significant oversight of its brand. In addition, Monsanto will continue to own and operate the agricultural Roundup business.

     Roundup(R) is a registered trademark of Monsanto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired:

        Please see Index to Financial Statements and Pro Forma Financial Information at page 3.

(b) Pro Forma Financial Information:

        Please see Index to Financial Statements and Pro Forma Financial Information at page 3.

(c) Exhibits


EXHIBIT NUMBER      DESCRIPTION
--------------      -----------
     2              Asset Purchase Agreement dated as of November 11, 1998, by and between The Scotts Company and Monsanto Company, a copy of which is attached to the Registrant's Form 10-K filed
                    December 21, 1998 and incorporated by reference herein.

    99              Press Release issued January 21, 1999

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  February 5, 1999                   By: /s/ G. ROBERT LUCAS
                                            -----------------------
                                              G. Robert Lucas
                                              Senior Vice President

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

                                                              PAGES
                                                              -----
Item 7(a)  Financial Statements of Business Acquired:
-----------------------------------------------------

Independent Auditors' Report................................    4

Ortho and Certain Other Brands of The Solaris Group
     Statements of Assets to Be Sold........................    5

Ortho and Certain Other Brands of The Solaris Group
     Statements of Net Sales, Cost of Sales and Direct
     Operating Expenses.....................................    6

Notes to Financial Statements...............................    7

Item 7(b)  Pro Forma Financial Information:
-------------------------------------------

The Scotts Company, Unaudited Pro Forma Combined
     Statement of Income....................................   12

The Scotts Company, Unaudited Pro Forma Combined
     Balance Sheet..........................................   16

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Monsanto Company:

We have audited the accompanying statement of net assets to be sold of Ortho and Certain Other Brands (as described in Note 1) of The Solaris Group (a division of Monsanto Company) as of December 31, 1997, and the related statement of net sales, cost of sales and direct operating expenses for the year then ended. These financial statements are the responsibility of Monsanto Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the net assets, net sales, cost of sales, and direct operating expenses of the brands of The Solaris Group to be sold to The Scotts Company pursuant to the Asset Purchase Agreement described in Note 1. Such financial statements are not intended to be a complete financial statement presentation of the brands to be sold and may not be indicative of conditions that would have existed or results that would have occurred had the Brands operated as an unaffiliated entity.

In our opinion, such financial statements present fairly, in all material respects, the net assets to be sold of Ortho and Certain Other Brands (pursuant to the Asset Purchase Agreement described in Note 1) of The Solaris Group (a division of Monsanto Company) as of December 31, 1997, and the net sales, cost of sales and direct operating expenses for the year then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Columbus, Ohio
December 8, 1998

ITEM 7(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
----------------------------------------------------

              ORTHO AND CERTAIN OTHER BRANDS OF THE SOLARIS GROUP

                    STATEMENTS OF ASSETS TO BE SOLD (NOTE 1)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
                                                                      (DOLLARS IN MILLIONS)
ASSETS:
  Accounts receivable, net of allowances of $3.9 at December
     31, 1997 and $1.2 at September 30, 1998................     $ 57.3          $ 42.3
  Inventories...............................................       85.6            68.8
  Prepaid expenses and other current assets.................        2.1             1.3
  Property, plant, and equipment, net.......................       26.7            27.6
  Intangible assets.........................................      179.2           166.7
  Other assets..............................................        1.0             5.1
                                                                 ------          ------
     Total assets...........................................      351.9           311.8
                                                                 ------          ------
LIABILITIES:
  Accounts payable..........................................       28.1            14.2
  Accrued liabilities.......................................       22.2            20.0
                                                                 ------          ------
     Total liabilities......................................       50.3            34.2
                                                                 ------          ------
NET ASSETS TO BE SOLD.......................................     $301.6          $277.6
                                                                 ======          ======

See notes to financial statements.

              ORTHO AND CERTAIN OTHER BRANDS OF THE SOLARIS GROUP

                     STATEMENTS OF NET SALES, COST OF SALES
                     AND DIRECT OPERATING EXPENSES (NOTE 1)

                                                                              NINE-MONTH
                                                                            PERIODS ENDED
                                                             YEAR ENDED     SEPTEMBER 30,
                                                            DECEMBER 31,   ----------------
                                                                1997        1997      1998
                                                            ------------   ------    ------
                                                                             (UNAUDITED)
                                                                 (DOLLARS IN MILLIONS)
NET SALES.................................................     $208.3      $182.0    $185.1
COST OF GOODS SOLD........................................      140.1       118.3     107.0
                                                               ------      ------    ------
GROSS PROFIT..............................................       68.2        63.7      78.1
                                                               ------      ------    ------
DIRECT OPERATING EXPENSES:
  Marketing expenses......................................       41.7        34.8      33.3
  Administrative expenses.................................       13.1         9.3      10.8
  Technical expenses......................................        4.3         3.0       2.9
  Amortization of intangible assets.......................       13.3         9.3      13.8
  Restructuring expenses..................................        1.8         1.8
                                                               ------      ------    ------
          Total direct operating expenses.................       74.2        58.2      60.8
                                                               ------      ------    ------
EXCESS (DEFICIENCY) OF NET SALES OVER COST OF SALES AND
  DIRECT OPERATING EXPENSES...............................     $ (6.0)     $  5.5    $ 17.3
                                                               ======      ======    ======

See notes to financial statements.

              ORTHO AND CERTAIN OTHER BRANDS OF THE SOLARIS GROUP

                         NOTES TO FINANCIAL STATEMENTS
                     (INFORMATION AS OF SEPTEMBER 30, 1998
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1.  BACKGROUND AND BASIS OF PRESENTATION

The Solaris Group ("Solaris"), a division of Monsanto Company and Subsidiaries ("Monsanto"), is a leading manufacturer of brand name consumer products for lawn and garden care.

The accompanying statements have been prepared for the purpose of presenting the net assets of the brands of The Solaris Group to be sold pursuant to the Asset Purchase Agreement (the "Agreement") dated as of November 11, 1998 between Monsanto and The Scotts Company (the "Buyer") and the net sales, cost of sales and direct operating expenses as of the dates and for the periods indicated. The brands and related businesses to be sold are referred to as the "Brands". The transaction is expected to be consummated on or before March 31, 1999 ("Closing Date"), subject to certain required consents, approvals and filings as defined in the Agreement. Pursuant to the Agreement, Monsanto will sell to the Buyer the assets pertaining to the Brands including inventories and other assets as specified in the Agreement and the Buyer will assume certain operating liabilities, in exchange for $300 million, subject to adjustment based on working capital as of the closing date and as defined in the Agreement.

The net assets of the Brands as defined in the Agreement consist primarily of the assets and liabilities used to develop, manufacture, sell and market non-glyphosate weed control products (except for certain glyphosate-containing weed control products as defined). Insect control products, garden seeds, decorative garden items, fertilizers and applicators for use by consumers for lawn and garden care and to participate in a joint venture to market a series of gardening and home improvements books. The Brands include Ortho, Weed-B-Gon, Rose Pride, Home Defense, Green Cross, Phostrogen, Defender and certain other brands. The Brands' operations are in the United States (representing approximately 90% of operations) and in certain international locations (Canada, Europe, Asia and Latin America).

The Brands business has been managed as part of the operations of the Solaris Group and, historically, separate Brands financial statements have not been prepared. The accompanying statements are derived from the historical accounting records of Solaris as described herein.

A statement of cash flows is not presented because the Brands essentially have no cash flow. With respect to cash flows, purchases of inventory, along with payroll, capital and other expenditures are funded by Monsanto. Sales are collected by Monsanto, accordingly, the Brands maintain only a minimal petty cash balance.


Net sales represent sales of the Brands products, less estimated provisions for discounts and allowances. Expenses include allocations of operating expenses directly attributable to the Brands, or otherwise related to Solaris. Such allocations of operating costs are based on the Agreement. These allocation methods are based on relative sales or other related activity, which management has agreed upon as a reasonable allocation method. Following are allocated operating expenses for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998:

                                                                 Nine-Month
                                                               Periods Ended
                                     Year ended                September 30,
                                     December 31,  -----------------------------
                                         1997           1997           1998
                                 -----------------------------------------------

                                               (Dollars in millions)
Marketing expenses                    $   41.7       $   34.8       $   33.3
Administrative expenses                   13.1            9.3           10.8
Technical expenses                         4.3            3.0            2.9
Amortization of intangible assets         13.3            9.3           13.8
Restructuring expenses                     1.8            1.8




Costs excluded in the accompanying financial statements consist of general costs incurred at Monsanto's corporate headquarters (treasury, corporate governance and overhead), interest and income taxes, as Monsanto's systems and procedures do not provide sufficient information to develop a reasonable cost allocation. Accounts receivable, prepaid expenses, account payable and accrued liabilities have been allocated to the Brands' statements of net assets to be sold based on the Brands percentage (specified in the Agreement) of the applicable Solaris balance. Inventories and intangible assets related to the Brands have been included on a specific identification basis. Property, plant and equipment to be sold pursuant to the terms of the Agreement are also included in the Brands' statement of net assets to be sold. Accordingly, the accompanying financial statements do not represent a full financial statement presentation of the Brands, and do not purport to be indicative of the operating results of the Brands had such business operated on a stand-alone basis. In addition, the historical operating results may not be indicative of the results after acquisition by the Buyer.


2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect revenues and expenses during the periods reported. Actual results may differ from the estimates. Significant estimates include amounts due to and from Central Garden and Pet Company (Central Garden -- See
Note 3), allowance for doubtful accounts, inventory reserves, impairment of assets, payables, and allocations of costs, assets and certain liabilities.

CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Brands to concentrations of credit risk consist primarily of accounts receivable. A significant portion of accounts receivable is due from Central Garden (Note 3). Other accounts receivable are due principally from major retailers, including mass merchandisers, home centers, warehouse clubs and national and regional chains. Ongoing credit evaluation of customer financial condition is performed and the amount of credit is limited when deemed necessary.


REVENUE RECOGNITION -- For shipments under the Central Garden Alliance Agreement (Note 3), sales and accounts receivable are recognized when product is shipped from a manufacturing location or from the safety stock warehouse to either a direct account, Central Garden branch, agent, or sub-distributor, and inventory is relieved accordingly. Other sales and accounts receivable are recognized when product is shipped from a manufacturing location. Related distributor program costs and expenses are recognized at the time revenue is recognized. Provisions for estimated returns and allowances are recorded at the time of shipment.

PROPERTY, PLANT AND EQUIPMENT -- is recorded at cost. The cost of plant and equipment is depreciated over average periods of 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 15 years for office furnishings, fixtures, vehicles, and land improvements utilizing the straight-line method.


INVENTORY VALUATION -- Inventories are stated at cost or market, whichever is less. Standard cost, which approximates actual cost, is used to value finished goods inventory. Standard cost includes direct labor and raw materials, and manufacturing overhead based on budgeted capacity. Raw materials are valued at the lesser of cost or replacement cost. The cost of certain inventories (primarily inventory maintained in the United States) is determined using the last-in, first-out ("LIFO") method, which generally reflects the effects of changing prices on cost of goods sold sooner than other inventory cost methods. Approximately, 89.5% and 90.3% of the inventory balance is determined using the LIFO method at December 31, 1997 and September 30, 1998, respectively. The cost of other inventory generally is determined by using the first-in, first-out ("FIFO") method.



Brands inventory cost data is combined with similar data from other Solaris products for purposes of applying the LIFO method of accounting. Brands has been allocated a pro rata portion of the LIFO reserve based on the relative inventory levels of Solaris.


INTANGIBLE ASSETS -- Goodwill, which arose from Monsanto's acquisition of the Ortho product line in 1993, is included in the accompanying statements and represents approximately 89% of the Brands' goodwill balance as of September 30, 1998. Such goodwill is being amortized over 20 years. Goodwill arising from other acquisitions and identifiable intangible assets such as trademarks and non-competition agreements is amortized over the estimated periods of benefit (3 to 20 years).


LONG-LIVED ASSETS -- Impairment tests of long-lived assets are made when conditions indicate a possible loss. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its net realizable value, using an appropriate discount rate. During 1998, management determined goodwill related to the White Swan acquisition had been impaired as the undiscounted expected future cash flows were less than the carrying value of the related asset. Such write-down related to assets to be held and used and is included in amortization of intangibles on the statement of sales, cost of sales and direct expenses.



ADVERTISING -- Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 1997 and the nine months ended September 30, 1998 and 1997 was $8,110, $5,122 and $8,380, respectively.


CURRENCY TRANSLATION -- Assets and liabilities of foreign operations are translated into U.S. dollars at current exchange rates as of the dates of the statements of net assets to be sold indicated. Sales, cost of sales, and direct operating expenses are translated into U.S. dollars at average exchange rates for the applicable periods as indicated. Transaction gains and losses were not significant for the applicable periods as indicated.

TECHNICAL EXPENSES -- Technical expenses include product registration fees, tonnage taxes, direct regulatory costs, personnel and related support and product development costs. Product development costs totaled $2.2 million, $ 1.5 million, and $1.2 million for the year ended December 31, 1997, and the nine-month periods ended September 30, 1997 and 1998, respectively.

3. TRANSACTIONS WITH CENTRAL GARDEN

In 1995, Solaris entered into an exclusive agency and distributor agreement with Central Garden (the "Alliance Agreement") which expires September 30, 1999. On June 26, 1998, Solaris notified Central Garden of its intention not to extend the Alliance Agreement beyond that date. Solaris distributed approximately 74, 74 and 70 percent of total sales volume of Brands products through Central Garden for the year ended December 31, 1997, and the nine-month periods ended September 30, 1997 and 1998, respectively. Total fees to Central Garden for distributor program costs and expenses, which include costs for warehousing, sales representatives, merchandising, account management, and other related costs allocated to Brands were $28.7 million, $24.8 million and $23.5 million during the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, respectively. Payables to

Central Garden associated with the distributor program of $2.9 million and $5.2 million at December 31, 1997 and September 30, 1998, respectively, are included in accrued liabilities.

Net accounts receivable from Central Garden were $30.9 million at December 31, 1997 and $23.1 million at September 30, 1998.

As of September 30, 1998, Central Garden informed Solaris of approximately $10 million of items under dispute, which generally represent amounts alleged by Central Garden as due from Solaris or a reduction in amounts claimed by Solaris as due from Central Garden. The ultimate resolution of such disputed amounts cannot presently be determined. It is reasonably possible that such resolution will result in additional material expenses to be recognized in the operating results of the Brands in the near-term. Under the Agreement, Monsanto has agreed to indemnify Scotts for any subsequent adverse adjustments in excess of $2 million to the recorded Brand receivable/payable balances with Central Garden as of the Closing Date.

4. ACQUISITIONS

Solaris acquired the assets of Phostrogen, Limited and Defender Products Garden PTY, Limited, on January 1, 1997 and April 5, 1997, respectively. The assets and operations resulting from these acquisitions are included in these financial statements from their respective dates of acquisition. The acquisitions were accounted for using the purchase method, and the respective assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. The excess of each purchase price over the fair value of identifiable net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. The purchase price allocations, as of the acquisition dates, are summarized as follows (in millions):

                                                       PHOSTROGEN    DEFENDER
                                                       ----------    --------
Goodwill.............................................     $11
Other assets.........................................      13           $2
                                                          ---           --
  Purchase price.....................................     $24           $2
                                                          ===           ==

The effects of such acquisitions were not significant for the periods presented in the accompanying statements.

5. INVENTORY

Inventories consist of (in millions):

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                     1997            1998
                                                 ------------    -------------
                                                                  (UNAUDITED)
Finished goods.................................     $63.4            $56.8
Packaging supplies.............................       9.5              7.2
Raw materials..................................      17.9              9.9
                                                    -----            -----
Inventory, at FIFO cost........................      90.7             73.9
Excess of FIFO over LIFO.......................      (5.1)            (5.1)
                                                    -----            -----
          Total................................     $85.6            $68.8
                                                    =====            =====

Inventories at FIFO approximate current cost. LIFO costs relating to inventory acquired from Chevron in 1993 are based upon amounts assigned in accordance with Accounting Principles Board Opinion No. 16. Brands finished goods inventories of $12.6 million and $16.0 million at December 31, 1997 and September 30, 1998 are held by Central Garden in safety stock warehouses under consignment and recorded as inventory as of such dates.

6. PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment consist (in millions):

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                     1997            1998
                                                 ------------    -------------
                                                                  (UNAUDITED)
Land...........................................     $ 1.4            $ 1.5
Buildings and improvements.....................       7.1              8.7
Machinery and equipment........................      18.5             19.4
Office furnishings, fixtures and equipment.....       8.0              7.1
Construction in process........................       4.4              4.5
                                                    -----            -----
          Total................................      39.4             41.2
Less accumulated depreciation..................      12.7             13.6
                                                    -----            -----
Net............................................     $26.7            $27.6
                                                    =====            =====

Depreciation expense totaled approximately $3.3 million for the year ended December 31, 1997 of which $1.8 million was included in cost of goods sold and $1.5 million was included in operating expenses. For the nine-month periods ended September 30, 1998 and 1997 depreciation expense totaled approximately $2.6 million and $2.4 million, respectively, of which $1.4 million and $1.3 million was included in cost of goods sold and $1.2 million and $1.1 million was included in operating expenses, respectively.

7. INTANGIBLE AND OTHER ASSETS

Intangible and other assets consist of (in millions):

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                     1997            1998
                                                 ------------    -------------
                                                                  (UNAUDITED)
Goodwill.......................................     $164.6          $161.4
Trademarks and trade names.....................       53.5            53.8
Noncompetition agreement.......................       16.2            16.2
                                                    ------          ------
          Total................................      234.3           231.4
Less accumulated amortization of intangibles...       55.1            64.7
                                                    ------          ------
Net............................................     $179.2          $166.7
                                                    ======          ======

8.  ACCRUED LIABILITIES

Accrued liabilities consist of (in millions):

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                     1997            1998
                                                 ------------    -------------
                                                                  (UNAUDITED)
Distributor Program............................     $11.2            $11.4
Other..........................................      11.0              8.6
                                                    -----            -----
     Total.....................................     $22.2            $20.0
                                                    =====            =====

9.  COMMITMENTS AND CONTINGENCIES

Solaris has contractual obligations including supply, manufacturing, and purchase agreements that require minimum annual payments. Total future annual commitments under these arrangements to be assumed by the Buyer are as follows (in millions):

1998........................................................    $1.0
1999........................................................     1.0
                                                                ----
     Total..................................................    $2.0
                                                                ====

Solaris is the lessee under several operating leases primarily for office space and research facilities. Future minimum rental payments under such operating leases that have non-concellable terms beyond one year and that are to be assumed by the Buyer are as follows (in millions):

1998........................................................    $2.0
1999........................................................     1.8
2000........................................................     1.7
2001........................................................     1.3
2002........................................................     0.4
Thereafter..................................................     0.1
                                                                ----
     Total..................................................    $7.3
                                                                ====

Monsanto is a party to a number of lawsuits and claims relating to Solaris and the Brands. Such matters relate to product liability, government regulation, including environmental issues, and other matters. Although the results of litigation cannot be predicted with certainty, management's belief, based upon the advice of Monsanto's legal counsel, is that the final outcome of such litigation will not have a material adverse effect on the Brands' financial statements.

In connection with the acquisition of White Swan Ltd. in 1996, Solaris is required to make additional acquisition payments each year through December 31, 2003, based upon attainment of certain gross margin thresholds. Any additional acquisition payments would be recorded as additional goodwill. Through September 30, 1998, no additional payments were required.

See Note 3 concerning disputed amounts with Central Garden.

10.  MARKETING AGREEMENT

On November 11, 1998, Monsanto and Buyer entered into an Amended and Restated Exclusive Agency and Marketing Agreement whereby Buyer agreed to serve as Monsanto's exclusive agent for the Roundup product line. Buyer agreed to provide certain services, as defined, in connection with the marketing, sales and distribution of Roundup products within certain defined markets (primarily North America, Europe and Australia).

11.  INTERIM FINANCIAL INFORMATION

The accompanying unaudited financial information as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of the interim periods presented. Such adjustments are of a normal, recurring nature. Results for interim periods may not be indicative of results for a full year.

ITEM 7(b) PRO FORMA FINANCIAL INFORMATION
-----------------------------------------


The following unaudited proforma combined financial information gives effect to the Ortho Acquisition, the acquisition of Rhone-Poulenc Jardin (the consumer lawn and garden division of Rhone-Poulenc S.A. and related entities, herein referred to as the "RPJ Acquisition"), the marketing agreement with Monsanto with respect to consumer Roundup(R) products (the "Roundup Marketing Agreement"), the private placement by the Registrant of its 8 5/8% Senior Subordinated Notes and the Registrant's new credit facility which provides for aggregate borrowings of up to $1.025 billion (the "New Credit Facility").

On January 21, 1999, the Company acquired substantially all of the non-Roundup assets of the Solaris Division of Monsanto for approximately $300 million plus an amount for normalized working capital at the acquisition date. Based on the estimate of working capital received from Monsanto, the Company made an additional payment of $39.9 million at the closing date.

In December 1998, the Company entered into the New Credit Facility. This facility substantially increased the borrowing capacity available to the Company compared to the previously existing credit facility, providing term loan facilities in the aggregate amount of $525 million and a revolving credit facility in the amount of $500 million. In January 1999, the Company issued $330 million of 8 5/8% Senior Subordinated Notes due in 2009 in a private placement. Proceeds from this note offering, along with borrowings under the New Credit Facility, were used to fund the Ortho Acquisition and to repurchase the Company's then outstanding 9 7/8% Senior Subordinated Notes ($99.5 million).

On October 7, 1998, the Company acquired RPJ for approximately $147 million. RPJ includes the assets and liabilities of Rhone-Poulenc Jardin SA, Celaflor GmbH and Celaflor Handelsgesellschaft. In consideration for the acquired businesses, the Company issued non-interest bearing notes of $12.5 million to the seller. The remaining purchase price was paid to the seller from funds borrowed under the Company's New Credit Facility.

In connection with the RPJ acquisition, the Company entered into a Research and Development Access Rights Agreement with Rhone-Poulenc. In exchange for the rights provided under the agreement, the Company will make four annual payments of 39 million French Francs each beginning on October 1, 1999 (the present value of the payments is approximately $23.2 million).

Effective September 30, 1998, the Company entered into the Roundup Marketing Agreement with Monsanto. The agreement provides the Company with exclusive international marketing and agency rights to Monsanto's consumer Roundup herbicide products. The Company is entitled to receive an annual commission from Monsanto in consideration for the performance of its duties as agent. In consideration for the rights granted under the agreement, the Company paid a marketing fee of $32 million to Monsanto, the funds for which were borrowed under the New Credit Facility.

The following pro forma statement of income is presented as if the Ortho Acquisitions, the RPJ acquisition, and the Roundup Marketing Agreement, (the "Transactions"), and the private placement by the Registrant of its 8.625% Senior Subordinated Notes had occurred and the Registrant's new credit facility which provides for aggregate borrowings of up to $1.025 billion (the "New Credit Facility") was in place on October 1, 1997. The following pro forma balance sheet gives effect to the Transactions, the New Credit Facility and the private placement by the Registrant of its 8.625% Senior Subordinated Notes and the use of proceeds therefrom as if they had occurred on September 30, 1998. The accompanying pro forma information is presented for illustrative purposes and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the above transactions been in effect during the periods presented or which may be reported in the future.

There are no results of operations for either the Ortho Acquisition or the RPJ Acquisition, nor any commissions earned under the Roundup Marketing Agreement, which are included in the Company's historical results for the twelve months ended September 30, 1998.


                               THE SCOTTS COMPANY


                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                             (dollars in millions)


                                             FOR THE YEAR ENDED SEPTEMBER 30, 1998
                        ---------------------------------------------------------------------------------
                                                            IMPACT OF                           IMPACT OF
                          SCOTTS                 RPJ           RPJ                   ORTHO        ORTHO        OTHER      SCOTTS
                        HISTORICAL  RPJ(1)   ADJUSTMENTS   ACQUISITION   ORTHO(1) ADJUSTMENTS  ACQUISITION  ADJUSTMENTS  PRO FORMA
                        ----------  ------   -----------   -----------   ------   -----------  -----------  -----------  ---------
Sales..................  $1,113.0   $144.3                   $144.3      $211.4     $ 46.8(2)    $269.2                  $1,526.5
                                                                                      11.0(3)
Cost of sales..........     715.0     75.4                     75.4       128.8       21.2(2)     157.7                     948.1
                                                                                       6.7(3)
                                                                                       1.0(4)
                         --------   ------                   ------      ------     ------       ------                  --------
Gross profit...........     398.0     68.9                     68.9        82.6       28.9        111.5                     578.4
Net commission earned
  under agency
  agreement............                                                                                        (35.0)(5)    (35.0)
SG&A...................     271.6     55.7                     55.7        59.0       25.6(2)      84.6                     411.9(6)
Amortization of
  goodwill and
  other intangibles....      12.9      2.3        2.0(7)        5.8        17.8      (12.3)(9)      5.5          3.2(10)     27.4
                                                  1.5(8)
Restructuring and
  other charges........      15.4      1.8         --           1.8          --                                              17.2
Other expense, net.....       4.0      0.4         --           0.4          --                                               4.4
                         --------   ------     ------        ------      ------     ------       ------       ------     --------
  Income from
    operations.........      94.1      8.7       (3.5)          5.2         5.8       15.6         21.4         33.4        152.5
Interest expense.......      32.2      0.2         --           0.2          --                      --         52.2(11)     84.6
                         --------   ------     ------        ------      ------     ------       ------       ------     --------
Income before income
  taxes................      61.9      8.5       (3.5)          5.0         5.8       15.6         21.4        (18.8)        67.9
Provision for income
  taxes................      24.9      5.3         --           5.3          --         --           --         (2.8)(12)    27.4
                         --------   ------     ------        ------      ------     ------       ------       ------     --------
Income before
  extraordinary item...  $   37.0   $  3.2     $ (3.5)       $ (0.3)     $  5.8     $ 15.6       $ 21.4       $(16.0)    $   40.5
                         ========   ======     ======        ======      ======     ======       ======       ======     ========

---------------

 (1) Represents the results of operations for the Ortho and RPJ businesses for the twelve months ended September 30, 1998. The statement of income data for RPJ have been translated from French Francs to U.S. Dollars using the average exchange rate for the twelve months ended September 30, 1998 of FF 5.97: USD 1.

 (2) The historical financial statements for the Ortho business reflect certain amounts paid to distributions and agents for distribution and merchandising activities as reductions of net sales. This adjustment reflects the reclassification of these amounts to cost of sales or selling, general and administrative expenses, as appropriate, to conform with the Company's presentation.

 (3) Represents adjustment to sales and cost of sales on certain shipments to distributors. The Company intends to reflect these shipments as inventory until such inventory is subsequently shipped to retailer locations. The adjustment is as follows:

               Estimated increase in revenue............ $11.0
               Cost of sales as a percentage of
                 sales for the Ortho business
                 for fiscal 1998........................  60.9%
                                                         -----
               Estimated increase in cost of sales...... $ 6.7

 (4) Represents estimated increase in cost of sales resulting from change in basis for Ortho inventory from LIFO to FIFO as described in note 3 to "-- Unaudited Pro Forma Combined Balance Sheet."

 (5) Represents the estimated commission that would have been earned for the 1998 Program Year (the twelve months ended September 30, 1998) under the applicable provisions of the Roundup Marketing Agreement relating to the calculation of the Company's commission with respect to the first Program Year (1999), applying such calculation to the unaudited earnings of the consumer Roundup business for the twelve months ended September 30, 1998. Based on the earnings of the Roundup business for the twelve months ended September 30, 1998, the Company would have earned a net commission of $35.0 million if the commission structure for the first Program Year (fiscal
     1999) had been in effect for that period. Also, the Contribution Payment for the 1998 Program Year is assumed to be the same as the Contribution Payment for the 1999 Program Year. See "The Transactions -- Roundup Marketing Agreement -- Commission Structure" included in the Registrant's Form 8-K dated January 7, 1999 and incorporated by reference herein.

The agreement requires the Company to make fixed annual payments to Monsanto as a contribution against the overall expenses of the Roundup business. The annual fixed payment is defined as $20 million, however, portions of the annual payments for the first three years of the agreement are deferred. No payment was required for the first year (fiscal 1999), a payment of $5 million is required for the second year and a payment of $15 million is required for the third year so that a total of $40 million of the contribution payments are deferred. Beginning in the fifth year of the agreement, the annual payments to Monsanto increase to at least $25 million, which include per annum charges at 8%. The annual payments may be increased above $25 million if certain significant earnings targets are achieved. If all of the deferred contribution amounts are paid prior to 2018, the annual contribution payments revert to $20 million. Regardless of whether the deferred contribution amounts are paid, all contribution payments cease entirely in 2018.

The Company will recognize a charge each year associated with the annual contribution payments equal to the required payment for that year. The Company will not recognize a charge for the portions of the contribution payments that are deferred until such time that those deferred amounts are paid. The Company considers this method of accounting for the contribution payments to be appropriate after consideration of the likely term of the agreement, the Company's ability to terminate the agreement without paying the deferred amounts and the fact that approximately $18.6 million of the deferred amounts are never paid even if the agreement is not terminated prior to 2018 unless significant earnings targets are exceeded.

The express terms of the agreement permit the Company to terminate the agreement only upon Material Breach, Material Fraud or Material Willful Misconduct by Monsanto, as such terms are defined in the agreement, or upon the sale of the Roundup business by Monsanto. In such instances, the agreement permits the Company to avoid payment of any deferred contribution and related per annum charge. Our basis for not recording a financial liability to Monsanto for the deferred portions of the annual contribution and per annum charge is based on our assessment and consultations with our legal counsel and the Company's independent accountants. In addition, the Company has obtained a legal opinion from The Bayard Firm, P.A., which concluded, subject to certain qualifications, that if the matter were litigated, a Delaware court would likely conclude that the Company is entitled to terminate the agreement at will, with appropriate prior notice, without incurring significant penalty, and avoid paying the unpaid deferred amounts. We have concluded that, should the Company elect to terminate the agreement at any balance sheet date, it will not incur significant economic consequences as a result of such action.

The Bayard Firm was special Delaware counsel retained during fiscal 2000 solely for the limited purpose of providing a legal opinion in support of the contingent liability treatment of the agreement previously adopted by the Company and has neither generally represented or advised the Company nor participated in the preparation or review of the Company's financial statements or any SEC filings. The terms of such opinion specifically limit the parties who are entitled to rely on it.

The Company's conclusion is not free from challenge and, in fact, would likely be challenged if the Company were to terminate the agreement. If it were determined that, upon termination, the Company must pay any remaining deferred contribution amounts and related per annum charges, the resulting charge to earnings could have a material impact on the Company's results of operations and financial position.

At September 30, 1998, deferred contribution payments and related per annum charges were approximately $20.7 million, as calculated on a pro forma basis. This amount is considered a contingent obligation and has not been reflected in the pro forma financial information as of and for the year then ended.

 (6) Management estimates that an additional $1.5 million of administrative costs (e.g., legal, payroll, risk management, tax department, human resources, information systems, etc.) will be necessary to support the Ortho business. These costs have not been reflected in the pro forma statement of income because they are not factually supportable.

 (7) Reflects adjustment to amortization of goodwill and other intangibles resulting from an allocation of the purchase price of the RPJ business as follows:



Purchase price (including transaction
  costs of $4.5 million).........................    $147.0
Less amounts allocated to tangible assets and
  liabilities....................................     (13.1)
                                                     ------
Amount allocated to goodwill and other
  intangibles....................................     133.9
Average useful life (in years)...................      31.0
                                                     ------
                                                        4.3
Less amortization included in historical RPJ
  financial statements...........................       2.3
                                                     ------
                                                     $  2.0

     The average useful life of 31.0 years reflects the valuation of the RPJ business assigning a useful life of 40 years to intangibles such as tradenames and goodwill and shorter lives to intangibles such as customer relationships, workforce and supply agreements.

 (8) Represents amortization of amounts to be paid under the Access Rights Agreement over the minimum term of the agreement (15 years).

 (9) Reflects adjustment to amortization of goodwill and other intangibles resulting from an allocation of the estimated purchase price of the Ortho business as follows:


Estimated purchase price (including estimated
  transaction costs of $10.0 million)..........    $310.0
Less amounts allocated to tangible assets and
  liabilities..................................    (116.0)
                                                   ------
Amount allocated to goodwill and other
  intangibles..................................     194.0
Estimated average useful life (in years).......      35.0
                                                   ------
                                                      5.5
Less amortization included in historical Ortho
  financial statements.........................      17.8
                                                   ------
                                                   $(12.3)


       A final determination of the purchase price for the Ortho business has not been completed as of the date hereof. Accordingly, the allocation of the anticipated purchase price is based on management's estimates and assumes that the book value of fixed assets reasonably approximates their fair value. The excess of the purchase price over the value of tangible assets generally is assumed to represent goodwill with an estimated useful life of 40 years, however certain other intangible assets (e.g., trademarks, patents, etc.) may be identified in the valuation process which have useful lives of less than 40 years. Accordingly, the excess purchase price over the value of tangible assets is being amortized over an average life of 35 years.

       In addition, the estimated purchase price does not address any adjustment for the level of normalized working capital as of the closing date of the Ortho Acquisition. It is unlikely that any portion of such adjustment would be amortized. Rather it will be reflected as an adjustment to working capital. The Registrant has received an estimate of normalized working capital of $125.9 million from Monsanto, which estimate resulted in an additional payment to Monsanto of $39.9 million as of the closing of the Ortho Acquisition. The Company and Monsanto are still in discussion regarding the actual amount of normalized working capital. See "The Transactions -- Ortho Acquisition" in the Registrant's Form 8-K dated January 7, 1999 and incorporated by reference herein.

 (10) Represents amortization over a term of 10 years (the Company's estimate of the likely term of the agreement) of the $32.0 million payment paid by the Company to Monsanto in connection with the marketing rights under the Roundup Marketing Agreement.

 (11) Represents the net adjustment to interest expense as a result of the anticipated bank borrowings under the New Credit Facility and a private placement of $330 million aggregate principal amount of the Registrant's 8.625% Senior Subordinated Notes calculated as follows. The assumed interest rates for each type of borrowing are based on the current market rates plus the appropriate spread for the respective borrowing.


  Revolving Credit Facility(a)....................    $10.2
  Pound Sterling Term Loan(b).....................     10.9
  French Franc Term Loan(c).......................      3.4
  Deutschemark Term Loan(d).......................      3.3
  Tranche B Term Loan(e)..........................      8.2
  Tranche C Term Loan(f)..........................     10.5
  Notes offered hereby(g).........................     28.5
  RPJ Seller Notes(h).............................      3.3
  Amortization of rate locks(i)...................      1.3
  Amortization of deferred financing costs(j).....      3.3
  Interest on remaining indebtedness..............      1.7
                                                      -----
     Pro forma interest expense...................     84.6
  Less interest on refinanced indebtedness(k).....     30.7
  Less interest on remaining indebtedness.........      1.7
                                                      -----
     Net adjustment...............................     52.2


---------------

     (a) Represents interest on floating rate Revolving Credit Facility based on assumed average borrowings of $128.4 million bearing an assumed average interest rate of 7.93%.

     (b) Represents interest on floating rate Pound Sterling Term Loan based on assumed average borrowings of $120.0 million bearing an assumed interest rate of 9.10%.

     (c) Represents interest on floating rate French Franc Term Loan based on assumed average borrowings of $57.0 million bearing an assumed interest rate of 6.06%.

     (d) Represents interest on floating rate Deutschemark Term Loan based on assumed average borrowings of $56.0 million bearing an assumed interest rate of 5.98%.

     (e) Represents interest on floating rate Tranche B Term Loan based on assumed average borrowings of $96.6 million bearing an assumed interest rate of 8.53%.

     (f) Represents interest on floating rate Tranche C Term Loan based on assumed average borrowings of $120.0 million bearing an assumed interest rate of 8.78%.

     (g) Represents interest on the $330.0 million fixed rate 8.625% Senior Subordinated Notes.

     (h) Represents interest on amounts due the seller of the RPJ business using an assumed interest rate of 9.14%.

     (i) Represents amortization of amounts deferred under treasury rate locks. In fiscal 1998, the Company entered into two interest rate locks to hedge its anticipated interest rate exposure on the Senior Subordinated Notes offering. The total amount paid to settle the rate locks was $12.9 million, which has been recorded as a reduction in the carrying value of the Senior Subordinated Notes and is being amortized on a straight-line basis over the term of these notes (10 years).

     (j) Represents amortization of deferred financing costs. Deferred financing costs include costs to secure the New Credit Facility of $15 million and costs incurred in connection with the offering of the $330 million Senior Subordinated Notes of $11 million. These costs are assumed to be amortized on a straight-line basis over the term of the New Credit Facility and the Notes, which is approximately 8.1 years on a combined basis.

     (k) Assumes refinancing of $97.1 million of Senior Subordinated Notes bearing interest at 9.875% and $282.1 million of average borrowings under the previous credit facility bearing on average interest rate of 7.43%.

     An increase or decrease of 0.125% in the assumed interest rate would change the pro forma interest expense on floating rate debt as follows:

Revolving Credit Facility...................    $0.2
Pound Sterling Term Loan....................     0.1
French Franc Term Loan......................     0.1
Deutschemark Term Loan......................     0.1
Tranche B Term Loan.........................     0.1
Tranche C Term Loan.........................     0.2
                                                ----
                                                $0.8
                                                ====


(12) Represents an estimated provision for income taxes on a combined pro forma basis using the effective tax rate for the Registrant on a stand-alone basis for fiscal 1998 of 40.3%.

                          UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEET
                             (dollars in millions)


                                                                      AS OF SEPTEMBER 30, 1998
                           ---------------------------------------------------------------------------------------------------------
                             SCOTTS                RPJ      IMPACT OF RPJ            ORTHO     IMPACT OF ORTHO    OTHER      SCOTTS
                           HISTORICAL  RPJ(1)  ADJUSTMENTS   ACQUISITION    ORTHO  ADJUSTMENTS   ACQUISITION   ADJUSTMENTS PRO FORMA
                           ----------  ------  -----------  -------------  ------  -----------  -------------  ----------- ---------
ASSETS:
Cash......................  $   10.6   $  0.3                   $  0.3        --                                           $   10.9
Cash pool amounts due from
  affiliates..............               34.1                     34.1                                                         34.1
Accounts receivable.......     146.6     16.9                     16.9       42.3    (26.0)(2)        42.3                    205.8
Inventory.................     177.7     29.6                     29.6       68.8      5.1(3)         89.7                    297.0
                                                                                      15.8(2)
Other current assets......      32.3     10.1                     10.1        1.3                      1.3                     43.7
                            --------   ------                   ------     ------    -----          ------                 --------
    Total current assets..     367.2     91.0                     91.0      112.4      5.1           117.5                    575.7
Property, plant and
  equipment, net..........     197.0      4.4                      4.4       27.6                     27.6                    229.0
Goodwill and other
  intangibles, net........     435.1     82.2      51.7(4)       157.1      166.7     27.3(6)        194.0                    786.2
                                                   23.2(5)
Other assets..............      35.9      2.2                      2.2        5.1                      5.1        26.0(7)      82.2
                                  --       --                                  --                                 13.0(8)
                            --------   ------      ------       ------     ------    -----          ------     -------     --------
    Total assets..........   1,035.2    179.8      74.9          254.7      311.8     32.4           344.2        39.0      1,673.0
                            ========   ======      ======       ======     ======    =====          ======                 ========
LIABILITIES AND
  SHAREHOLDERS EQUITY:
Current portion of
  long-term debt..........      13.3       --                     --           --                                              13.3
Cash pool amounts due to
  affiliates..............               24.3                     24.3                                                         24.3
Bank overdrafts...........                2.5                      2.5                                                          2.5
Accounts payable..........      77.8     22.6                     22.6       14.2                     14.2                    114.6
Accrued liabilities.......     140.8     12.0                     12.0       20.0     (4.1)(2)        20.0        (3.1)(9)    133.2
                                                                                                                  (4.5)(9)
                                                                                                                 (32.0)(9)
                            --------   ------                   ------     ------                   ------     -------     --------
    Total current
      liabilities.........     231.9     61.4                     61.4       34.2                     34.2       (39.6)       287.9
Long-term debt, net of
  current portion.........     359.2       --       170.2        170.2         --    310.0(9)        310.0      (350.1)(9)    922.4
                                                                                                                 433.1(9)
Other long-term
  liabilities.............      40.2     23.1                     23.1         --                                              63.3
                            --------   ------      -------      ------     ------    -----          ------     -------     --------
    Total liabilities.....     631.3     84.5       170.2        254.7       34.2    310.0           344.2        83.0      1,273.6
Preferred stock...........     177.3       --                                  --                                             177.3
Common shares.............       0.2       --                                  --                                               0.2
Capital in excess of par..     208.7       --                                  --                                             208.7
Retained earnings.........      76.6       --                                  --     (6.1)(2)                    (4.5)(9)     72.1
Divisional equity.........        --     87.4      (87.4)(10)       --         --                                                --
Cumulative foreign
  currency translation
    account...............      (3.0)     7.9       (7.9)(10)       --         --                                              (3.0)
Treasury stock............     (55.9)      --                                  --                                             (55.9)
Net assets to be sold.....        --       --                               277.6   (277.6)(10)                                  --
                            --------   ------      -------       ------    ------   -------          ------    -------     --------
    Total equity..........     403.9     95.3       (95.3)          --      277.6   (277.6)                       (4.5)       399.4
                            --------   ------      -------       ------    ------   -------          ------    -------     --------
    Total liabilities
      and equity..........  $1,035.2   $179.8        $74.9       $254.7    $311.8   $ 32.4           $344.2       38.9     $1,673.0
                            ========   ======      =======       ======    ======   ======           ======    =======     ========

(1) The balance sheet data for RPJ as of September 30, 1998 have been translated from French Francs to U.S. Dollars. Assets and liabilities were translated using the exchange rate as of September 30, 1998 of FF 5.60: USD 1. The divisional equity account was translated using an historical exchange rate of FF 6.15: USD 1.

(2) Represents adjustment to restate inventory and eliminate accounts receivable for the estimated impact of the Company's anticipated revenue recognition policy as described in note 3 to "-- Unaudited Selected Pro Forma Combined Statement of Income and Other Financial Data".

    Ortho shipments included in accounts receivable.............    $26.0
    Gross profit margin as a % of sales for the Ortho business
      for fiscal 1998...........................................     39.1%
                                                                    -----
    Gross profit on shipments that would not be recognized under
      the anticipated revenue recognition policy................     10.2(a)
                                                                    -----
    Amount reinstated to inventory..............................    $15.8

-------

    (a) The tax effect of the gross profit that would not be recognized under the Company's anticipated revenue recognition policy is reflected as a reduction of the Company's current income tax liability using an assumed tax rate of 40.3%. The remaining amount, net of the tax effect, is reflected as a reduction of retained earnings.

(3) Represents adjustment to convert LIFO basis inventory in historical Ortho financial statements to the FIFO basis which management anticipates adopting for Ortho inventory upon acquisition.

(4) Reflects net adjustment to goodwill and other intangibles as a result of the RPJ Acquisition as follows:

    Net amount of purchase price allocated to goodwill and other intangibles (see note 7 to " -- Unaudited Selected Pro
      Forma Combined Statement of Income")......................    $133.9
    Goodwill and other intangibles included in historical RPJ
      balance sheet.............................................      82.2
                                                                    ------
         Pro forma adjustment...................................    $ 51.7

(5) Reflects intangible asset for present value of payments to be made under the Access Rights Agreement.

(6) Reflects net adjustment to goodwill and other intangibles as a result of the Ortho Acquisition as follows:


    Net amount of purchase price allocated to goodwill and other intangibles (see note 8 to " -- Unaudited Selected Pro
      Forma Combined Statement of Income")......................    $194.0
    Goodwill and other intangibles included in historical Ortho
      balance sheet.............................................     166.7
                                                                    ------
         Pro forma adjustment...................................    $ 27.3


(7) Represents estimated transaction costs incurred to secure the New Credit Facility of $15 million and costs incurred in connection with the offering of the $330 million Senior Subordinated Notes of $11 million.

(8) In fiscal 1998, the Company entered into two interest rate locks to hedge its anticipated interest rate exposure on the Senior Subordinated Notes offering. The total amount paid to settle the rate locks was $12.9 million.

(9) The following table summarizes the sources and uses of cash in connection with the Transactions, the New Credit Facility and this offering:



    Sources:
      New Credit Facility:
         Revolving Credit Facility..............................    $   45.7
         Pound Sterling Term Loan...............................       130.0
         French Franc Term Loan.................................        57.0
         Deutschemark Term Loan.................................        55.0
         Tranche B Term Loan....................................       140.0
         Tranche C Term Loan....................................       120.0
         RPJ Seller Notes.......................................        35.6
         8.625% Senior Subordinated Notes.......................       330.0
                                                                    --------
           Total sources........................................    $  913.3
    Uses:
      Ortho Acquisition (a).....................................    $  300.0
      Ortho transaction costs...................................        10.0
      RPJ Acquisition...........................................       142.5
      Acquire rights under Access Rights Agreement..............        23.2
      RPJ transaction costs.....................................         4.5
      Roundup Marketing Fee.....................................        32.0
      Repayment of existing indebtedness:
         Old Credit Facility....................................       253.5
         9 7/8% Senior Subordinated Notes (b)...................       108.7
      Settle treasury rate locks................................        12.9
      Transaction costs (c).....................................        26.0
                                                                    --------
           Total uses...........................................    $  913.3


---------------
     (a) Excludes any adjustment for the level of normalized working capital as of the closing date of the Ortho Acquisition. See "The
         Transactions -- Ortho Acquisition" in the Registrant's Form 8-K dated January 7, 1999 and incorporated by reference herein.


     (b) Assumes redemption of 97.1% of the currently outstanding 9 7/8% Senior Subordinated Notes at a redemption premium of 107.258% and accrued interest of $4.5 million. The difference between the estimated amount to be paid to retire this portion of these notes and their carrying value ($96.6 million) represents an extraordinary loss on the retirement of $7.6 million. The after-tax amount of the loss of $4.5 million is reflected as a reduction in retained earnings. The estimated tax effect (using a tax rate of 40.3%) is reflected as a reduction in the Company's current income tax liability.

     (c) Transaction costs consist of costs to secure the New Credit Facility of $15 million and costs, including discounts and commissions, in connection with the offering of the 8.625% Senior Subordinated Notes of $11 million. Costs associated with the New Credit Facility and the Notes offering ($26.0 million combined) are included in Other Assets in the pro forma balance sheet (see footnote (6)).


(10) Reflects the elimination of historical equity of the RPJ and Ortho businesses.

                               INDEX TO EXHIBITS

EXHIBIT NUMBER      DESCRIPTION                                                      PAGE NO.
--------------      -----------                                                      --------
     2              Asset Purchase Agreement dated as of November 11, 1998, by          __
                    and between The Scotts Company and Monsanto Company, a copy of which is attached to the Registrant's Form 10-K filed
                    December 21, 1998 as Exhibit 2(d) and incorporated by
                    reference herein.

    99              Press Release issued January 21, 1999                               20